EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 15, 2003, except for Note 22 as to which the date is January 29, 2003, relating to the consolidated financial statements, which appears in Alabama National BanCorporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
March 2, 2004